Exhibit 10.2

SSA GLOBAL

Executive Bonus Compensation Plan

For Fiscal Year Ending July 31, 2006

SSA Global

FY06 Executive Bonus Plan

Objective:

Your plan has been approved by the Board Compensation Committee and is intended to measure superior performance with respect to financial targets and specific management objectives.

Criteria:

The criteria are defined on your calculation matrix for the following measures:

Revenue	30%
Proforma Net Income	30%
Cash Flow	20%
MBO	20%

Payment Date:

Annual Bonus will be calculated based on the year end figures generated by the Finance department and will be paid in October, 2006 subject to the Board Compensation Committee’s approval.

Quarterly Bonus will be calculated on quarterly financial statements generated by the Finance department and will be paid within 60 days after the quarter end subject to the Board Compensation Committee’s approval.

Eligibility:

You must be an employee of the company at the time of payment date to qualify for the annual bonus.  No pro-rata earnings of the annual bonus shall apply if you who leave the company for whatever reason prior to year-end or the payout date.

Administration:

The plan is administered solely by the Board Compensation Committee and the CEO, and their interpretations will be final.

Signature:

I have read and received a copy of the Fiscal Year 2006 Bonus Plan.

Name:	Date: